Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun	Holly Moltane
	Chief Financial Officer	Director of External Financial Reporting
	(248) 204-8178	(248) 204-8590
MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES THE RETIREMENT OF ITS FOUNDER
SOUTHFIELD, MICHIGAN
September 5, 2008
Meadowbrook Insurance Group, Inc. (NYSE: MIG) announced today that its Founder and Chairman, Merton J. Segal, will retire as an employee of the Company effective September 30, 2008. Mr. Segal, 79 years old, founded Meadowbrook in 1955 as Meadowbrook Insurance Agency. Under his leadership, Meadowbrook has grown from a start-up local retail agency into a leading specialty risk management insurance company.
Mr. Segal will continue to serve on the Board of Directors as a Non-Executive Chairman and will also be a consultant to the Company effective October 1, 2008.
Mr. Segal said, “Retiring at a time of record sales and profitability provides me with a great deal of satisfaction and fills me with a debt of gratitude to all the people who have played a part in the Company’s success.”
“Meadowbrook has always focused on building a strong foundation for future growth. I am extremely proud of all that we’ve accomplished and the meaningful impact we’ve had on the lives of so many clients, associates and shareholders. I am confident that our proven management will continue to perform admirably under Bob Cubbin’s leadership.”
“Bob Cubbin and I have worked together for over 20 years and I cannot imagine a more suitable person to lead Meadowbrook into the future. The property and casualty industry has undergone many significant changes and growth over these past 53 years and it’s been a privilege to have been a part of this dynamic industry.”
“Mert is a man of great wisdom and commitment,” said Robert S. Cubbin, Meadowbrook’s President and CEO. “He has demonstrated a lifetime of achievement in the insurance industry. Mert is one of the most respected pioneers in the field of “Alternative Risk Management,” setting up clients into self-insured plans and into insurance companies owned by the policy holders (captives). I respect and appreciate the phenomenal job Mert has done for our Company and have truly enjoyed our 20 plus year partnership. We are committed to continuing this legacy of innovation, service and integrity at Meadowbrook. “
About Meadowbrook Insurance Group
Following the recent merger with ProCentury, Meadowbrook today includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda.
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PRESS RELEASE	PAGE 2
Meadowbrook has 26 locations in the United States. A leader in the specialty program management market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional and trade associations.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; ability to obtain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; attainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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